Exhibit 10.8

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (the “Agreement”) is entered into as of June 9, 2020 (“Effective Date”) by and between Arena Pharmaceuticals, Inc., a Delaware corporation (“Arena”), and Preston Klassen, M.D., M.H.S. (“Consultant”).

WHEREAS, Arena wishes to obtain the services of Consultant for certain purposes and Consultant wishes to provide such services, all subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and intending to be legally bound hereby, Arena and Consultant hereby agree as follows:

1.Services to be Provided.  During the Term of this Agreement (as defined below), Consultant shall perform for Arena (and if applicable, Arena’s Affiliates) the Consulting Services, as defined in Exhibit A attached hereto and incorporated herein by this reference. Arena acknowledges and agrees that during the Term of this Agreement, Consultant may perform work for other clients and/or, if Consultant is an individual, for an employer.  Consultant agrees that Consultant will not utilize the confidential information, funds, personnel, space, equipment or facilities of any other client or any employer while performing the Consulting Services for Arena.  Consultant shall perform the Consulting Services in a good, timely, efficient and professional manner. As used herein, “Affiliate” means any entity, which controls, is controlled by, or is under common control with Arena or Consultant, as applicable.  In this context “control” shall mean ownership by one entity, directly or indirectly, of more than fifty percent (50%) of the voting stock of another entity, which voting stock is entitled to vote for the election of directors, or otherwise has the actual right and ability to control and direct the management and business affairs of such other entity.

2.Term.  This Agreement will begin on the Effective Date and terminate on the earlier of December 31, 2020 or the date on which this Agreement is terminated as provided herein (the “Term”), unless extended by the parties’ written agreement.

3.	Compensation; No Benefits; Licenses; Insurance; Taxes.

(a)As compensation for Consultant’s performance of the Consulting Services, Arena (or its Affiliate) shall provide Consultant the consideration specified in Exhibit A. Consultant shall be responsible for all expenses incurred in connection with the performance of the Consulting Services, including travel, hotel and meal expenses, unless such expenses are reasonable and approved in advance by Arena.  All such pre-approved expenses shall be invoiced to Arena at cost and Consultant shall include copies of all receipts for such expenses.

(b)Consultant is not an employee of Arena and is not entitled to participate in, or receive any benefit or right as an Arena employee under, any Arena employee benefit and welfare plans, including, without limitation, employee insurance, pension, savings and security plans, as a result of Consultant entering into this Agreement.

(c)Consultant is solely responsible for filing all tax returns and submitting all payments as required by any federal, state or local tax authority arising from the payment of fees or other consideration provided to Consultant under this Agreement, and agrees to do so in a timely manner.  If applicable, Arena will report the fees paid to Consultant under this Agreement by filing Form 1099-MISC (or other applicable form) with the Internal Revenue Service as required by law.

(d)Consultant is solely responsible for obtaining any business or similar licenses required by any federal, state or local authority.

(e)Arena will not obtain workers’ compensation insurance on behalf of, or for the benefit of, Consultant.

4.Ownership of Results.

(a)All findings, conclusions, data, inventions, discoveries, trade secrets, techniques, processes, know-how, trademarks, servicemarks, brands, trade dress and tag lines, whether or not patentable or otherwise registrable, that are made by Consultant, either alone or with others, in the performance of the Consulting Services or which result, to any extent, from use of Arena’s (or Arena’s Affiliate’s) premises or property (collectively, “Inventions”) shall become the exclusive property of Arena or its designee. Consultant shall provide Arena prompt written notice of each Invention.  Consultant hereby assigns, transfers and conveys all of Consultant’s right, title and interest in and to any and all Inventions to Arena or its designee.

(b)Upon the request and at the expense of Arena or its designee, Consultant will execute and deliver any and all instruments and documents and take such other acts as may be necessary or desirable to document such transfer or to enable Arena or its designee to apply for, prosecute and enforce patents, trademark registrations or copyrights in any jurisdiction with respect to any Inventions or to obtain any extension, validation, re-issue, continuance or renewal of any such intellectual property right. Without limiting the foregoing, Consultant shall assign, grant and convey unto Arena or its designee all of Consultant’s right, title and interest, now existing or that may exist in the future, in and to any copyrights in any findings, reports, data compilations and other information and material resulting from the performance of the Consulting Services. Consultant shall not submit applications for copyright registration in any country for any information or materials created by Consultant pursuant to this Agreement.

(c) Consultant acknowledges and agrees that the work (the services to be rendered), and all rights therein, including without limitation, copyright, belongs to and shall be the sole and exclusive property of Arena or its designee.

(d)The provisions of this Section 4 shall survive the expiration or sooner termination of the Term of this Agreement.

5.Confidentiality.  Consultant will not disclose to any third person or use any Confidential Information of Arena, its Affiliates or its corporate collaborators for any purpose other than the performance of the Consulting Services without the prior written authorization of Arena. This obligation shall not apply to information that is in the public domain through no fault of Consultant. For purposes of this Section 5, “Confidential Information” is defined as any information disclosed hereunder by Arena or its Affiliates, or on behalf of Arena or its Affiliates, or developed by Consultant in the performance of the Consulting Services, including without limitation the structure and activity of any chemical compositions provided to Consultant pursuant to this Agreement, as well as synthetic and analytical methods, biomaterials, micro-organisms, cells, cell lines and the progeny and derivatives thereof, including all modified and recombinant DNA molecules and all vectors and hosts containing the same, patent applications, pre-clinical or clinical data, marketing methods and plans, pricing information, manufacturing information and other unpublished information related to the business or the financial condition of Arena and its Affiliates and corporate collaborators. The provisions of this Section 5 shall survive the expiration or sooner termination of this Agreement.

6.Termination.  Either party may terminate this Agreement, at any time, and for any reason whatsoever, upon fifteen (15) days’ written notice to the other party.

7.Return of Arena Property.  Consultant will return to Arena any property of Arena, its Affiliates and corporate collaborators, in Consultant’s possession, at any time when so requested by Arena and in any event upon termination of this Agreement. Consultant will not remove any such property from Arena premises without written authorization from Arena.

8.No Conflicting Agreements.  Consultant represents that Consultant is not a party to any existing agreements that would prevent Consultant from entering into and performing this Agreement. Consultant will not enter into any other agreement that is in conflict with Consultant’s obligations under this Agreement. Consultant shall not seek or use funding to support the Consulting Services from any third party (including the U.S. Government), without the prior written consent of Arena. If Consultant is a member or employee of, or affiliated with, a university or other third party, Consultant represents that Consultant has complied with any and all applicable policies and procedures of such university or other third party pertaining to the disclosure of proposed agreements for services and, to the extent necessary or required, received approval from such university or other third party to enter into this Agreement and be bound by the terms herein. Without limiting the foregoing, Consultant represents that receipt and use of Confidential Information hereunder will not conflict with any agreement Consultant has with any university or third party which Consultant is a member of, employed by or affiliated with, and that no university or third party shall have any interest or rights in such Confidential Information or any Inventions. If requested by Arena, Consultant will provide to Arena information concerning payments and equity holdings that could be viewed as creating a conflict of interest with respect to the provision of Consulting Services hereunder, as well as other information that is required or requested by regulatory authorities.

9.Independent Contractor.  Consultant is an independent contractor under this Agreement. Neither party shall have the power to bind the other party to any agreement, contract, obligation or liability. Consultant shall not communicate on behalf of Arena or its Affiliates, or report on the Consulting Services rendered under this Agreement to any third party without specific written authorization by Arena.

10.Debarment; Excluded Lists.Consultant warrants and represents that Consultant is not now, nor has Consultant ever been, an individual, corporation, partnership, association or entity that has been debarred by the U.S. Food and Drug Administration (“FDA”), including, but not limited to, pursuant to 21 U.S.C. §335a (a “Debarred Person”) or disqualified as a Clinical Investigator by the FDA, including, but not limited to, pursuant to 21 C.F.R. §312.70 or §812.119 (a “Disqualified Person”). Consultant warrants and represents that Consultant is not now, nor has Consultant ever been, listed on either (a) the United States Department of Health & Human Services’ List of Excluded Individuals/Entities or (b) the United States General Services Administration’s Excluded Parties List System (in each case, including any predecessor list, or replacement list, directed to the same or similar purpose) (each of (a) and (b), an “Excluded List”).  Consultant further warrants and represents that Consultant has no knowledge of any circumstances which may affect the accuracy of any of the foregoing warranties and representations, including, but not limited to, FDA investigations of, or debarment proceedings against Consultant.

Consultant shall immediately notify Arena if Consultant becomes aware of any change in circumstances that would render any of the foregoing representations or warranties untrue or misleading in any material respect during the Term of the Agreement and any extensions thereto.

11.    Health Care Provider Payment Tracking.  Arena may be required to report the consideration provided to Consultant pursuant to this Agreement under federal, state or other law or regulation. If so requested by Arena, Consultant will provide the following information (and any other information reasonably requested by Arena for compliance with reporting requirements) regarding Consultant to Arena’s Accounts Payable department (acctpayable@arenapharm.com): (a) state license number, (b) state of license, (c) National Provider Identified (NPI) number, and (d) name and address of primary place of business.

12.Formulary Committee Participation.  To the extent Consultant is a member of a committee of any government entity that sets prescription drug formularies or develops clinical guidelines, during the Term of this Agreement and for two years following the Term, Consultant will disclose to such committee the existence of this Agreement and the nature of the Consulting Services, and will follow any procedure set forth by such committee relative to Consulting Services under this Agreement.  Consultant will notify Arena of such committee membership and of any such procedure that Consultant is required to follow by the committee relative to the Consulting Services under this Agreement.

13.Entire Agreement and Amendment.  This Agreement is the sole agreement between Consultant and Arena with respect to the Consulting Services to be performed hereunder and it supersedes all prior agreements and understandings with respect thereto, whether oral or written.  For avoidance of doubt, this Agreement does not supersede or affect in any way the Employee Proprietary Information and Inventions Agreement between the parties. No modification to any provision of this Agreement shall be binding unless in writing and signed by both Consultant and a duly authorized representative of Arena. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and permitted assigns of the parties hereto.

14.Assignment and Subcontracts.  The duties and responsibilities of Consultant hereunder are of a personal nature and shall not be assigned, subcontracted or delegated in whole or in part by Consultant.  Arena is free to assign its rights and/or obligations under this Agreement to an Affiliate or any other third party.

15.Governing Law.  This Agreement shall be governed by and interpreted in accordance with laws of the State of California, without giving effect to any conflict of law provisions.

16.Notices.  All notices required hereunder shall be in writing and be delivered personally, sent by an internationally recognized express courier service (e.g., FedEx), transmitted via e-mail, or sent via registered or certified mail (postage prepaid) requiring return receipt, and shall be deemed given as of:  (i) the date of delivery, if sent by personal delivery; (ii) two days after the date of deposit, if sent by express courier service; (iii) the date the recipient, by an e-mail sent to the e-mail address for the sender provided in this Section 17 or by a notice delivered by another method in accordance with this Section 17, acknowledges having received the sender’s e-mail, with an automatic “read receipt” not constituting acknowledgment for purposes of this Section 17; or (iv) one week after the date of mailing, if sent by mail. Notices shall be addressed as provided below or to such other addressee as either party may in the future designate by written notice to the other in accordance with the terms hereof:

If to Arena, to: Arena Pharmaceuticals, Inc.

6154 Nancy Ridge Drive

San Diego, CA  92121 USA

Attention: Chief Executive Officer

With a copy to: Legal

Email: legal@arenapharm.com

If to Consultant, to:	Preston Klassen, MD

16796 Santa Corina Court
San Diego, CA 92127

Email: psklassen@gmail.com

17.Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.  One or more counterparts of this Agreement may be delivered electronically, by facsimile or PDF transmission with the intent that it or they shall constitute an original counterpart hereof.

18.Invalidity and Waiver.  If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.  The failure by either party to enforce against the other party any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

19.Conflict of Terms.  To the extent any terms contained in Exhibit A conflict with this Agreement, the terms of the Exhibit shall prevail unless otherwise specified.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed, or caused to be duly executed, this Agreement as of the date first above written.

Arena Pharmaceuticals, Inc.	Preston Klassen, MD
By: /s/ Suzanne C. Zoumaras	/s/ Preston Klassen
Name: Suzanne C. Zoumaras
Title: EVP & CHRO
Date: July 2, 2020	Date: July 2, 2020

Exhibit A

Description of Consulting Services and Compensation

Scope of Services:

Consultant shall provide consulting services to Arena in areas of his expertise, including with respect to Arena’s Japan strategy, Research and Development governance and to assist with the transition of Consultant’s prior employment duties and responsibilities as Arena’s Executive Vice President and Head of Research and Development, and other unspecified topics, as reasonably requested by Arena (the “Consulting Services”).  Consultant agrees to make himself available to perform such Consulting Services throughout the Term, on an as-needed basis, which both parties anticipate shall generally not exceed 101 hours per month.  Consultant shall be available by, including, but not limited to, phone, email, and in person, at times agreed upon by both parties.

Consideration for Consulting Services:

As of June 8, 2020, the date that Consultant resigned his employment with Arena (the “Employment Termination Date”), Consultant held outstanding stock options previously granted by Arena to purchase up to an aggregate of 185,797 shares of Arena Common Stock that were vested and exercisable (the “Vested Option Awards”).

As consideration for the Consulting Services, Arena will treat the Consulting Services as continued services for purposes of consultant’s Vested Option Awards, and accordingly, the Vested Option Awards shall continue to remain outstanding and exerciseable pursuant to their terms until three (3) months following the end of the Term (but in any event, not longer than the original contractual life of each such Vested Option Award) (the “Extended Exercise Period”).  For the avoidance of doubt, the Vested Option Awards remain subject to earlier termination, and to all the other terms and conditions set forth in the applicable grant notice, stock option agreement and Arena’s long-term incentive plan under which they were granted.

Consultant acknowledges and agrees that the Extended Exercise Period for Consultant’s Vested Option Awards is adequate and sufficient consideration for his performance of the Consulting Services, and that he will not receive any additional compensation or benefits for the Consulting Services.

As a reminder, pursuant to tax rules governing the portion of the Vested Option Awards that are considered “incentive stock options” (the “ISOs”) under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), such Vested Option Awards will lose ISO status three months following the Employment Termination Date, after which such Vested Option Awards will be deemed nonqualified stock options.  Arena encourages Consultant to seek independent advice concerning the tax status of Consultant’s Vested Option Awards and the corresponding tax implications of this Agreement, including this Exhibit, and the benefits hereunder.

Consultant and Arena agree and acknowledge that, as of the Employment Termination Date, all of Consultant’s outstanding and unexercised option awards and all outstanding restricted stock unit awards (including any performance restricted stock unit awards) issued by Arena to Consultant ceased to vest and the unvested portion of each of such awards terminated and were forfeited by Consultant.  Consultant further agrees and acknowledges that Consultant is not currently entitled to, and no longer eligible for, any severance or other compensation from Arena pursuant to the Employment Agreement dated as of February 15, 2018 by and between Arena and Consultant and/or the Arena Amended and Restated Severance Benefit Plan.

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